CERTIFICATE OF INCORPORATION
                                       OF
                     CUNNINGHAM GRAPHICS INTERNATIONAL, INC.


     Pursuant to the provisions of N.J.S.A. 14A:2-7, the undersigned corporation hereby executes the following Certificate of Incorporation:

                                  ARTICLE FIRST

     The name of the corporation is Cunningham Graphics International, Inc. (the "Corporation").

                                 ARTICLE SECOND

     The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                  ARTICLE THIRD

     The aggregate number of shares which the Corporation is authorized to issue is forty million (40,000,000) shares, of which thirty million (30,000,000)
shares shall be Common Stock, without par value, and of which ten million (10,000,000) shares shall be Preferred Stock, without par value.

     The  following  is  a  statement  of  the   designations  and  the  powers,
preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

                         I. Undesignated Preferred Stock

     Subject to the limitations prescribed by law, the Board of Directors of the Corporation shall have the authority to cause the issuance of one or more series of Preferred Stock and with respect to each such series, to fix by resolution or resolutions providing for the issuance of such series, the number of shares of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The Board of Directors shall have all powers and rights with respect to the Preferred Stock which are not inconsistent with any limitations prescribed by law or this Article THIRD, including, but not limited to, the determination or fixing of the following:

          (i) The designation and number of shares of such series.



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          (ii) The dividend rate of such series,  the  conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

          (iii) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

          (iv) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

          (v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

          (vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.

          (vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

          (viii) Notwithstanding any other provision of this Article THIRD, the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

     Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of Preferred Stock shall have no voting power with respect to any matter whatsoever.

     II. Common Stock

     The Common Stock shall rank junior to the Preferred Stock with respect to payment of dividends and distribution on liquidation, dissolution or winding up of the Corporation.

     Except as required by law or as otherwise provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, all voting rights shall be vested in the holders of the Common Stock. At each meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote for each share on each matter to come before the meeting.



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


                                 ARTICLE FOURTH

     The address of the Corporation's initial registered office is 629 Grove Street, Jersey City, New Jersey 07310 and the name of the Corporation's initial registered agent at such address is Michael R. Cunningham.

                                  ARTICLE FIFTH

     A. The business affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors with the actual number to be fixed from time to time by a vote of the majority of the directors then in office (such number is hereafter, "the authorized number").

     B. The current total number of directors is three. The names and addresses of the current directors are as follows:

Name                                    Address
----                                    -------

Michael R. Cunningham    c/o Cunningham Graphics International, Inc.
                         629 Grove Street
                         Jersey City, New Jersey 07310

Gordon Mays              c/o Cunningham Graphics International, Inc.
                         629 Grove Street
                         Jersey City, New Jersey 07310

James J. Cunningham      c/o Cunningham Graphics International, Inc.
                         629 Grove Street
                         Jersey City, New Jersey 07310

     C. Effective upon the closing of an initial public offering of the Corporation's Common Stock (the "Effective Date"), the Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class (each of which classes shall have not less than one director) shall consist as nearly as may be possible, of one-third of the authorized number of directors.

     D. Class A directors shall be serve until the first annual meeting of stockholders following the Effective Date, Class B directors shall serve until the second annual meeting of stockholders following the Effective Date and Class C directors shall serve until the third annual meeting of stockholders following the Effective Date. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. Notwithstanding the foregoing, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the



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number allocated to that class immediately  prior to such change,  the following rules shall apply:

          (1) Each director shall nevertheless continue as a director of the class of which he is a member until the earlier of the expiration of his current term or his earlier death, resignation or removal;

          (2) At each subsequent election of directors, if the number of directors in the class whose term of office then expires is less than the number then allocated to that class, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

          (3) At each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes;

          (4) In the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeds the number then allocated to that class, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class;

          (5) In the event of any increase in the authorized number of directors, the new directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the provisions of Paragraph B of this Article FIFTH, as such provisions apply to the number of directors authorized immediately following such increase; and

          (6) Designations of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under clauses (3), (4) and (5) of this Paragraph D shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to such class.

     E. Notwithstanding the provisions of this Article FIFTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal. No director may be removed at any time prior to his death or resignation or the expiration of his term of office without the affirmative vote of the holders of two-thirds (2/3rds) of



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the outstanding  shares of the Common Stock of the Corporation  entitled to vote and voting separately as a class.

     F. Elections of directors need not be by ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE SIXTH

     The name and address of the incorporator is as follows:

Name                                              Address
----                                              -------

Christopher M. Bartoli, Esq.      c/o Gibbons, Del Deo, Dolan, Griffinger &
                                      Vecchione, P.C.
                                      One Riverfront Plaza
                                      Newark, New Jersey 07102

                                 ARTICLE SEVENTH

     The Corporation shall have perpetual duration.

     ARTICLE EIGHTH

     A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that a director or officer shall not be relieved of any liability under this provision for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Neither the amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the protection afforded by this Article EIGHTH to a director or officer of the Corporation in respect to any matter which occurred, or any cause of action, suit or claim which but for this Article EIGHTH would have arisen, prior to such amendment, repeal or adoption.

                                 ARTICLE NINETH

     A. The Corporation shall indemnify, to the fullest extent from time to time permitted by law, any person made, or threatened to be made, a party to, or a witness or other participant in, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative, investigative, or of any other kind, by reason of the fact that such person is or was a corporate agent of the Corporation or any subsidiary of the Corporation or serves or served any other enterprise



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at the request of the Corporation (including  specifically,  but not limited to, service as a fiduciary with respect to any employee benefit plan) against expenses (including attorneys' fees), judgments, fines, penalties, excise taxes, and amounts paid in settlement (including amounts paid pursuant to judgments or settlements in derivative actions), actually and reasonably incurred by such person in connection with such action, suit, or proceeding, or any appeal therein. The rights provided by this Article NINETH to any person shall inure to the benefit of such person's legal representative. Neither amendment or repeal of this Article NINETH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINETH, shall deprive any person of rights hereunder arising out of any matter which occurred prior to such amendment, repeal or adoption. No indemnification pursuant to this Article shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition.

     B. As used in this Article "corporate agent" means any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the Corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent.

     C. The Corporation shall have the authority to purchase and maintain insurance covering its corporate agents against expenses and liabilities incurred in connection with any action or proceeding in which such persons are a participant because of their service to the Corporation, any subsidiary of the Corporation or any other enterprise at the request of the Corporation.

     D. To the full extent from time to time permitted by law, expenses incurred by a person in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of such person to repay such amount to the extent the expenses so advanced exceed the indemnification to which it is ultimately determined that he is entitled.


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     IN WITNESS  WHEREOF,  the  undersigned  has executed  this  Certificate  of
Incorporation as of this 12th day of January, 1998.


                                               -------------------------------
                                               Christopher M. Bartoli, Esq.,
                                               Incorporator


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